Exhibit 99.1

PRESS RELEASE

For Immediate Release

ANDRES A. LOPEZ APPOINTED TO

AVERY DENNISON BOARD OF DIRECTORS

GLENDALE, CA – February 2, 2017 – Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has appointed Andres A. Lopez a director, effective February 1, 2017.

Lopez, 54, is the president, chief executive officer and executive director of Owens-Illinois, Inc. (NYSE: OI), the world’s largest glass container manufacturer with $6 billion in revenues and preferred supplier to many food and beverage brands.

“We’re extremely pleased to welcome Andres to our board,” said Peter K. Barker, Chair of the Governance and Social Responsibility Committee of the Board of Directors, Avery Dennison. “He brings more than 30 years’ experience in the global markets for food, beverage and pharmaceutical packaging.”

“Andres is a leader with a proven track record at Owens-Illinois, and deep global expertise and understanding of customer needs in the packaging industry,” added Dean Scarborough, Executive Chairman of the Board, Avery Dennison. “That knowledge will be invaluable to Avery Dennison as we continue to develop innovative and sustainable solutions for our customers.”

A native of Colombia, Lopez began his career with Owens-Illinois as a manufacturing engineer. He joined the company’s executive leadership team in 2004, advancing through a series of financial and operational roles. In 2015, Lopez became president and chief operating officer of the company and, in 2016, he was named president and CEO.

Lopez holds a Bachelor of Science degree in Production Engineering from Colombia’s Universidad EAFIT and completed the Executive Education Program at Stanford University.

PRESS RELEASE

About Avery Dennison

Avery Dennison (NYSE: AVY) is a global leader in pressure-sensitive and functional materials and labeling solutions for the retail apparel market. The company’s applications and technologies are an integral part of products used in every major industry. With operations in more than 50 countries and more than 25,000 employees worldwide, Avery Dennison serves customers in the consumer packaging, graphical display, logistics, apparel, industrial and healthcare industries. Headquartered in Glendale, California, the company reported sales of $6.1 billion in 2016. Learn more at  www.averydennison.com.

Avery Dennison Media Contact

Rob Six (626) 304-2361

rob.six@averydennison.com

Avery Dennison Investor Relations

Garrett Gabel (626) 304-2399

garrett.gabel@averydennison.com